Exhibit 99.2

PARTICIPANTS

Corporate Participants

William H. Pfund – Vice President-Investor Relations

Brian R. Gamache – Chairman & Chief Executive Officer

Scott D. Schweinfurth – Chief Financial Officer, Treasurer & EVP

Orrin J. Edidin – President

Other Participants

Joseph R. Greff – Senior Analyst, JPMorgan Securities LLC

Steven M. Wieczynski – Vice President, Stifel, Nicolaus & Co., Inc.

Carlo Santarelli – Senior Analyst, Wells Fargo Advisors LLC

Mark Strawn – Vice President-Equity Research, Morgan Stanley & Co., Inc.

David B. Katz MBA – Managing Director & Senior Equity Research Analyst, Jefferies & Co., Inc.

Cameron P. S. McKnight – Research Analyst, Buckingham Research Group, Inc.

Todd Eilers – Senior Research Analyst, ROTH Capital Partners LLC

David Bain – Managing Director, Sterne, Agee & Leach, Inc.

Chris J. Woronka MBA – Research Analyst, Deutsche Bank Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by; and welcome to the conference call for WMS Industries’ Fiscal 2011 Third Quarter results. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call on April 26, 2011, is being recorded. I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead.

William H. Pfund, Vice President-Investor Relations

Thank you operator. Welcome everyone to WMS Industries’ conference call to discuss our Fiscal 2011 Third Quarter results and future outlook. With me this afternoon are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President; and, Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, April 26, 2011.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman & Chief Executive Officer

Thank you, Bill and good afternoon everyone.

WMS today reported March 2011 quarter results including total revenues of $193 million and diluted earnings per share of $0.41, consistent with the preliminary results announced earlier this month. Three principal items impacted our performance and resulted in our more conservative future outlook: first, lower-than-expected global demand for new units; second, challenges in fulfilling these orders received late in the quarter or changes to existing orders after our normal cut-off date; and third, delays in the commercialization of certain new products.

I’ll go into the details on these issues in a moment, but I want all of you to know that we are actively addressing and resolving the items within our control; that our strategic vision and priorities remain crystal clear; and, based on customer feedback and our press releases over the past few days, we remain extremely confident in our future direction and prospects for continued growth.

Looking back over the years, our management team has had many great quarters and, unfortunately, this last quarter was not one of them. Over time, we’ve faced – and successfully resolved – many far more challenging issues then we presented those in Q3, and our team is focused on implementing a series of process and organizational changes to address the root causes of the issues we experienced.

Let’s begin with the fulfillment issue. The $8 million of orders were not cancelled, but they shipped in early April rather than by March 31. Our production and distribution teams were simply unable to fulfill these orders in time as they were received after our normal cut-off dates, which created challenges and stresses related to the logistics of an already compressed order fulfillment period. We are taking several actions; many of which have been implemented already. First, changing and adhering to quarter-end cutoff timeframe for accepting new orders or changes to sales orders; and second, realigning our sourcing, manufacturing and distribution teams in order to achieve greater accountability and collaboration.

In addition, today we are announcing the appointment of Rob Bone to Vice President, North American Sales; Bob Carney to Vice President, Global Commercial Operations; and Dean Ehrlich to Vice President, Network Solutions. This new sales leadership structure will provide better service to our customers; infuse greater day-to-day sales accountability and predictability; and focus resources to capitalize on the full significance of our networked gaming applications and systems. WMS is very fortunate to have these three leaders and our shareholders will reap the benefits of these appointments in the near future. I believe our customer relationships are amongst WMS’ greatest assets and this new leadership structure will allow our sales team more time in front of their customers, which will be critical when we enter a new replacement cycle.

Orrin will speak to the regulatory approval challenges, but it’s clearly taken longer to get the initial approvals than we originally had expected for the first-impression products that are enabled by our latest set of innovative and advanced technologies. This includes the impact from delays in commercializing some highly anticipated new products, in both participation and networked gaming products.

On the demand side, we believe customers, in general, do not yet have the increased confidence necessary to spend incremental capital on replacing gaming machines in the near future. With a number of issues on their radar, such as the continued negative consumer sentiment, rising gas prices, and high unemployment, they remain cautious about the economy and investing in the future. For WMS, to break out from the mid-to-high single-digit revenue growth we’ve achieved in fiscal 2009, fiscal 2010 and now in fiscal 2011, absent meaningful new jurisdictional openings, we need a pick up in the replacement cycle off the trough levels experienced over the last three years. This is the driving factor underlying our revised revenue guidance for the June 2011 quarter; and without any leading indicators from customers to tell us when or what the economic catalyst will be for greater replacement capital spending, we rolled forward a similar view for fiscal 2012. With WMS’ 8-year track record of 20% compounded annual growth rates, we have been told that our outlook for 3%-to-7% growth may appear conservative; but we believe growth projections consistent with our current level of growth are appropriate and reasonable at this juncture.

By developing differentiated and innovative products, WMS stands out as a company that has consistently achieved revenue growth, despite the dual challenges of a weak economy and a cyclical downturn in replacement sales. In terms of total U.S. and Canadian revenues, WMS and Konami were the only large slot suppliers to generate growth in each of the last three calendar years, which we view as rather remarkable given the decrease in the number of new units shipped industry-wide. We attribute our steady growth to the consistency of our products’ earnings performance.

And, longer-term, our strategic focus and the host of potential opportunities that it will unlock has never been more clear. Our customers still want - and need - to evolve their casino floors with higher-earning products that will provide the wide range of new gaming entertainment experiences desired by their patrons. As we look forward over the next 12-to-24 months, WMS is planning new product introductions that we believe could be game changers and thus we would begin to monetize the potential value we’ve created through investments in intellectual property and R&D initiatives during the past several years. These include the expected launch of our Portal applications and other networked solutions, the introduction of our first participation games to be powered by our third-generation operating system, CPU-NXT®3, and new category-creating form factors, yet to be announced. These exciting and significant new products and applications set WMS to continue its record of growth over the next several years.

Now let me turn the call over to Scott and Orrin to provide a bit more color on our results and outlook. Scott.

Scott D. Schweinfurth, Chief Financial Officer, Treasurer & EVP

Thanks Brian and good afternoon everyone.

For the March 2011 quarter, total revenues were $193 million reflecting $120 million of product sales revenues and $73 million of gaming operations revenues for a 62%/38% ratio of product sales to gaming operations mix compared to 63%/37% in the March 2010 quarter.

In product sales, total global unit shipments of 6,058 units were down 560 units from the prior-year quarter, mostly due to the units that didn’t ship in time for the March quarter but will be recorded in the June quarter. Our average selling price of $16,492 per unit was 3% above the March 2010 quarter and, consistent with the last two quarters, was several hundred dollars above the top end of our annual guidance range. In total, Bluebird xD™ and Bluebird®2 premium cabinets accounted for 92% of our total global unit shipments, just slightly less than the 96% in the December quarter.

New unit shipments in the U.S. and Canada totaled 3,720 units. Replacement unit shipments in the U.S. and Canadian market in the March 2011 quarter were 3,000 units. Continued success in Australia and Mexico were the primary contributors to the 5% increase in international shipments, which represented 39% of our total global shipments.

Other product sales revenues were up $2 million, or 12%, over the prior year. The increase continues to be primarily driven by used gaming machines reflecting a combination of a higher number of competitor products being received as trade-ins and an increase in trade-ins of older, original Bluebird gaming machines. As we noted last quarter, this is creating our own unique replacement cycle, but at the same time lowers our margins as the margin on a used gaming machine sale is significantly lower than on a new gaming machine. In the quarter, we sold approximately 2,500 used gaming machines, of which just over half were WMS products, compared to a total of 2,200 used units a year ago. WMS conversion revenues were down slightly compared with a year ago, as we shipped approximately 2,200 conversion kits in the March 2011 quarter compared to 3,000 kits in the year-ago quarter.

Revenue from gaming operations was essentially flat with a year ago and year to date our participation revenues are within 2% of the prior year. We received regulatory approvals on 3 major participation game themes in the March quarter and along with the continued rollout of recently released successful new products, we deployed over 700 units of these products. With the increase in new participation products, we have begun to once again freshen and improve the performance of the installed base. This was primarily done through the conversion of existing gaming machines in the installed base to new games rather than increasing new unit placements of participation gaming machines. We expect that the further roll-out of these products and the approval of additional new products in the June quarter will help us improve gaming operations momentum. These new games helped increase the overall average revenue per unit to $76.14, which was up $1.75 over the December 2010 quarter and just shy of the rate in the March 2010 quarter, and our rate remains at a significant premium over our largest competitors. Of particular note is the increase in the percentage of coin-in participation units to 38% of the installed base, reflecting success with our latest Wide-Area Progressive (WAP) and Adaptive Gaming® themes. This growth was more than offset by the removal of older stand-alone and local-area progressive units that reached the end of their product lifecycle.

Turning to margins, comparing product sales margin during the March 2011 quarter to the prior year quarter, a number of factors caused the decline, including the impact from the Bluebird xD cabinet, greater low-margin used gaming machine revenues and a declining margin achieved on the sale of such units, lower new unit sales revenue, added costs associated with customer changes to existing orders and new orders received late in the quarter, and lower revenues from high-margin conversion kit sales. As a point of reference, the sales of used gaming machines reduced the overall product sales margin by 180 basis points this quarter. Importantly, despite the masking effect of the used gaming machine sales and other events in the March 2011 quarter, we continue to make progress in improving supply chain efficiencies and lowering both the Bluebird xD and Bluebird2 cabinets’ cost structure, and driving higher margins for these products. Our operating execution initiatives and identified improvement opportunities remain focused on reaching our 55% product sales gross margin target.

The gross margin on gaming operations revenues was essentially flat at 80.8% compared with 81.0% in the year-ago quarter, and an improvement from the December 2010 quarter.

Total operating expenses increased by less than $1 million over the prior year, as a result of a series of cost containment measures implemented during the quarter. Our operating margin of 18.1% compared to 18.4% in the December 2010 quarter, despite $4 million in lower gross profit.

Our balance sheet remains very solid with no debt. During the quarter, we invested $30 million to repurchase approximately 752,000 shares. Even with the $30 million in stock repurchases, our total cash position remains strong, decreasing only $9 million to $114 million. At the same time, we continue to utilize the strength of our balance sheet and cash flow to invest in high- growth opportunities, to fund internal R&D initiatives, to pursue opportunities to license or acquire technology and well-known third-party brands, to reinvest in our gaming operations installed base and to support growth in new geographic markets, such as Mexico and Australia.

Cash flow from operating activities for the nine months ended March 31, 2011 was $101 million, up $22 million or 28% over the prior-year period; and was $56 million for the March 2011 quarter alone. Changes in assets and liabilities had less of a drag on cash flow from operating activities in the nine-month period, and actually were an addition to cash flow from operations for the three months ended March 31, 2011. Total accounts and notes receivable, net of $352 million at March 31, 2011, were actually down slightly on a quarterly sequential basis. Current accounts and notes receivable, net decreased by $6 million from December 31, 2010, while long-term notes receivable, net rose $3 million to $78 million. Importantly, due to ongoing diligence, our collection rate remains high and our experience with actual write-offs remains very low at about  1/2 of 1%. We complied with the new credit quality disclosure requirements in our December 2010 Form 10Q, which showed that only 2.3% of our total receivables were aged greater than 90 days, a more favorable metric than our other publicly held competitors. Inventory of $69 million at March 31, 2010, was essentially flat with December 31, 2010 and includes the impact of the finished goods units produced but not shipped until early April, as well as a greater number of trade-in units.

For the nine months ended March 31, 2011, our net cash used in investing activities increased $30 million over the prior-year period. The $18 million increase in investment in gaming operations equipment reflects our previously stated strategy to reinvest in our gaming operations business by continuing to transition original Bluebird units in our footprint to new Bluebird2 and Bluebird xD gaming machines. We also invested $16 million fiscal year to-date to develop, license or acquire intangible and other assets ($9 million ahead of last year’s pace), and $42 million in total in P,P&E (just $3 million above the prior year).

Today, we reiterated our revenue guidance of $210-to-$220 million for the June 2011 quarter. And, with expectations for an improvement in product sales margin, further strengthening of growth in gaming operations and our focus on cost containment, we expect operating margins will improve on a quarterly sequential basis to a range of 22.0%-to-23.5%.

We also provided our initial outlook for FY 2012 to be consistent with the growth level achieved in fiscal years 2009, 2010 and 2011. We are still in the midst of our budgeting process, but we expect annual growth of 3%-to-7% to be driven by continued market penetration, especially in international markets, stronger new casino openings and expansion opportunities domestically and internationally, growing revenues from new networked gaming and online gaming products and services, and increased participation revenues. Our operating margin guidance range of 21%-to-22% anticipates improvements in product sales margins and operating expense growth at a rate less than our revenue growth. We’ll provide our typical annual key performance metric guidance and more color on what’s included in our revenue expectations on our June quarter earnings call in early August.

Now let me turn the call over to Orrin for his comments on our operating progress.

Orrin J. Edidin, President

Thanks Scott.

As Brian noted, in the fiscal third quarter, we still experienced the impact from an irregular flow of initial product approvals related to the innovative technologies now being incorporated into our products, particularly the first-of-their-kind networked gaming applications and the Player’s Life® web services features. As announced yesterday, we are now beginning to receive some of these approvals and during the coming quarters we expect to receive the initial set of approvals from all regulators. To reduce the time from-concept-to-launch in the future, we have identified a strategy to be deployed internally with new technologies. The best example of our challenges is our WAGE-NET® Networked Gaming System and the first theme in our Ultra Hit Progressive® Portal Application family, Jackpot Explosion®. While our original guidance last August called for the receipt of these approvals in October, they were subsequently delayed to January and then to late March/early April. As you can see by yesterday’s release, we now have received GLI approval on our core WAGE-NET system, including Remote Configuration and Download functionality, and Jackpot Explosion. This now allows us to begin the commercial launch into Native American casinos, in California initially; and then expand to other tribal casinos as well as certain riverboat and other commercial casino jurisdictions, as secondary approvals for those jurisdictions are received. We also recently began a short field trial of Jackpot Explosion running on WAGE-NET at a popular Las Vegas casino as one of the final steps to achieve approval in Nevada.

I would note that similar to many other technology-based companies, we make substantial investments in acquiring, licensing and developing intellectual property and in developing advanced technologies ahead of commercializing products and earning revenues. Over the last several years, we have incurred substantial expenses for the development of Networked Gaming and, to a lesser extent, our online gaming initiatives. These costs have increased R&D expenses, both in dollars and as a percentage of revenues. And it’s great that we are now finally commercializing these new revenue sources and will begin to realize an economic return on our investments.

However, not unlike several years ago when we introduced first-impression technologies like our Community Gaming®, Sensory Immersion and Transmissive Reels® gaming categories enabled by innovative advanced technologies, the adoption of advanced technologies – even when they deliver significant benefits such as enhanced revenue opportunities – can experience a lengthy adoption period and such will be the case with “server-based” networked gaming applications. With the meaningful improvement in coin-in that we have demonstrated in each of our networked gaming beta test sites – sustaining an average of 35%-to-40% across more than 350 gaming machines at 12 casinos, we remain as confident as ever that player acceptance will drive the footprint of these products and bring higher net win to casino operators. As we have stated in the past, we intend to maintain pricing flexibility with our early adopters while still generating a valuable economic return on our investment.

In fiscal 2012, we will continue to add Portal Families to our suite of Integrated Portal Applications, each with a differentiated key gaming characteristic. We expect to simultaneously increase the breadth of the total product offering through additional themes within each Portal Family. Over time, our range of Integrated Portal Applications will add value for casino operators by providing hundreds of combinations of base games and portal application themes. With operators more focused on extending the life and extracting additional value from their hardware investments, our software-based strategy fits perfectly in this environment…freshening content, adding flexibility and extending value.

The true significance of this commercialization is the important step it represents in our industry’s transition to open technology and interoperability, a vision and position WMS has been at the forefront of for years through the development of WAGE-NET, and interoperability agreements with two other major suppliers.

In our for-sale business, we also are beginning to break through the regulatory logjam. During the last 90 days, we have launched multiple new game themes in our G+® Deluxe series, and launched our first themes in a new line of Reel Boost™ games, which is part of our Innovation series of products. While still early in their roll-out, these games are amongst the best performing games we have ever commercialized. So stay tuned to hear more about these in subsequent quarters.

During the March quarter, we continued to grow and improve casino patrons’ connection between their “in-casino” and “out-of-casino” experience through additional games enabled with Player’s Life functionality. Player’s Life allows casino patrons to continue their gaming entertainment at home or on the road, and return to the casino to realize additional entertainment value that was unlocked by their online experience. Today, more than 400,000 unique log-ins for Player’s Life powered games have been created and these casino patrons who log-in spend on average nearly double the time on the devices than those players who do not log-in. Player’s Life is a unique, proprietary WMS product that enables our customers to be more connected to their guests thus elevating the effectiveness of their loyalty initiatives. We also recently responded to customer feedback to ensure that the Player’s Life offering is more casino operator-facing. Most importantly, now that our proof of concept is a success, we are speaking with several large multi-site customers on developing proprietary Business-to-Business solutions for them that leverage the power and capabilities of the Player’s Life community.

During the March quarter, we began partnering with marketing affiliates for our online UK gaming site, JackpotParty.com, to drive new players to our site…and our marketing efforts are succeeding. In the online world, the extensive and quick feedback from bloggers and all other social media sites provides a very quick and honest assessment of observations and opinions and we are encouraged by players’ initial feedback and our success to date. Proving that our technology foundation, our e-commerce engine and our world-class gaming content in a mature and legal venue, such as the UK, builds WMS’ reputation and validates our strategy – not only for our technology and unique content, but also for our compliance and reliability. With the credibility earned in the UK, coupled with our already proven gaming content, WMS is in a strong position to partner with others in a B-to-B relationship as the online gaming world continues to evolve, providing the full range of software and service capabilities needed to white label the online gaming experience. In fact, in ongoing discussions with potential customers – and in light of recent U.S. indictments of certain on-line providers – they have noticed that WMS offers a strong, robust on-line solution and represents an attractive no-risk compliance option.

Of particular note during the March quarter was the hiring to our leadership ranks of Fred Gabbard, an accomplished product management executive. Fred brings to WMS a terrific track record in building a return-focused product management organization. His depth of experience in the discipline of product management complements WMS’ in-house creative and innovative talents. Importantly, his focus on process will strengthen our capabilities to transition new product concepts from the R&D phase through development, regulatory approvals, manufacturing and fulfillment…on time and on budget. We believe Fred will quickly contribute to maximizing our return on investment of new development projects, allowing our creative teams to best focus on what they do best - being creative - while ensuring effective management over the lifecycle of our product portfolio, as we prepare for our next phase of growth.

Now let me return the call to Brian for final thoughts, Brian.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Orrin.

As we look to the future, the near-term industry outlook for improvement in the replacement cycle remains challenging, but we remain encouraged by the performance of our newest products and our tremendous pipeline of products in development. We are closely monitoring our customers’ sentiment and new unit demand, and I want to stress that we are not wavering from our strategic priorities and we are maintaining the same dedicated focus on driving revenue and margins that resulted in 8 consecutive years of growth. With our strong balance sheet and cash flows, in addition to further licensing or acquisitions of technology, intellectual property and creative talent, we intend to continue to reinvest in WMS through opportunistic repurchases of WMS stock. We believe repurchasing shares, especially on market pull-backs provides yet another opportunity to build shareholder value over the long-term, and, as in the past; with a strong cash position and strong cash flow we will do so without borrowing. During the last three years, we bought back more than $160 million of stock; of which $80 million, representing 3.5% of our outstanding shares have been purchased in the eight months since our current program has been in place.

We also continue to prioritize fiscal discipline in expense management and capital deployment. Balancing our longer-term investments with near-term profitability goals remains a key focus of management. So even as we continue to invest and strengthen the Company’s position to ensure that we have the right product portfolio when the industry replacement cycle picks up – and it will – we also will continue to place high priority on fiscal discipline to enhance margins and improve cash flow to sustain and raise our return on invested capital.

In closing, allow me to share five key takeaways.

First, no member of our management team is satisfied with the Q3 results, and, in particular…not doing what we said we would. That said, we have learned from this; and we will get better…we will upgrade our talent, our processes and our execution to provide better performance and continue our long-term track record of growth in this more challenging, macro-competitive environment.

Second, our strategic focus remains crystal clear; and our strategies to drive a wide range of opportunities for long-term growth have never been so evident. Enabled by the latest advanced technologies and backed by our proven Player Driven Innovation™ focus, we continue to be industry innovators and leaders in providing player-appealing, high-value, gaming content and applications;

Third, we are one of the few companies in our industry that continues to grow…in revenues, ship share, ASP and earnings…in spite of some of the worst industry conditions in decades. Yet, all while making substantial investments in R&D and in creating intellectual property that position WMS well for when industry conditions improve. Our strategic R&D investments and calculated risk taking, along with our talented employees, are the secret sauce that enables our continued growth; and we will not compromise or pull-back our effort and visionary focus in this area.

Fourth, our culture of innovation continues to proliferate and continues to receive industry recognition; and is clearly demonstrated in the ongoing product differentiation and performance of our newest products – The Great and Powerful Oz, G+ Deluxe category games and our Reel Boost family of games, as well as in the robust pipeline of new products still in development and soon to be released.

And finally, our balance sheet and capital structure remain debt free, which along with our strong cash flow, allows us to continue to internally fund all of our strategic growth initiatives, while simultaneously returning value to shareholders through opportunistic repurchases of WMS stock.

Operator, I’ll be happy to take questions now.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And the first question comes from the line of Joe Greff with JPMorgan. Please proceed.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Hi, Joe.

<Q – Joseph Greff – JPMorgan Securities LLC>: Hello everybody, how are you?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Great.

<Q – Joseph Greff – JPMorgan Securities LLC>: I have three broad buckets question. The first question I have is do you have a sense of what your North American ship share was in the March quarter? I know we haven’t had everybody report, but if you can maybe give us some sort of sense?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Sure. Our sense is, Joe, that our ship share was probably in the 26% to 28% range for the quarter, but our wallet share was closer to 30% as our ASPs continue to grow and our sense is that our competitors are not. So, with the new product releases we mentioned today and the ones that will be coming shortly, we expect to get back to that 30% range in the very near future.

<Q – Joseph Greff – JPMorgan Securities LLC>: And then what kind of ship share assumptions do you have for the fiscal 4Q and for fiscal 2012?

<A – Brian Gamache – Chairman & Chief Executive Officer>: I would say in a high 20s to the 30% range, that’s what we’re looking at.

<Q – Joseph Greff – JPMorgan Securities LLC>: Right.

<A – Brian Gamache – Chairman & Chief Executive Officer>: We have modeled our guidance today on flat demand for fiscal ‘12, replacement demand.

<Q – Joseph Greff – JPMorgan Securities LLC>: And then with respect to buyback activity, have you bought any stock back since April 11th?

<A – Brian Gamache – Chairman & Chief Executive Officer>: No, because we’re in a quiet period. So, we have not bought any stock back because we weren’t allowed to.

<Q – Joseph Greff – JPMorgan Securities LLC>: Okay. And then my final question, and I guess it touches on potentially the fulfillment challenges that you referenced, to what extent is pricing playing a role in the timing of orders, maybe just broadly can you just talk about maybe how different pricing or elasticity is relative to casino operators, demand or ordering shipments and if you can just talk about what you’re seeing of late in terms of discounting, promotions, bundling and stuff like that? Thank you.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Let me go ahead and answer that question if I may in a different way. Q3 was really a perfect storm. It was the confluence of events emanating from quarter-end compression and us attempting to accommodate late in-cycle change orders and overwhelming our supply chain, manufacturing and logistics team to the point where we expected them to execute in a timeframe that wasn’t sufficient, nor fair.

So, in short, Joe, we over-promised and under-delivered and as a result we’ve instituted a lot of new processes and leadership and we’ve reorganized several functions so this hopefully doesn’t reoccur. We’re a management team that is extraordinarily proud of our body of work over the last 11 years and this certainly wasn’t our finest hour. But we’ll learn and we’ll get better and we’re a little bit bruised but much wiser as a result of it.

And I don’t think pricing really entered into our issues in Q3. Pricing comes up every now and again. It didn’t use to come up hardly at all. It comes up a little bit more frequently now but we still believe that we have pricing leverage and if our content continues to perform at the levels of the G+ Deluxe and the Real Boost product, we’re not going to continue to see pricing as an issue.

I believe that the economic conditions we’re in today, we’ve reached the trough level but we certainly haven’t seen an up tick and we’re seeing – this has been the same type of market that we’ve seen now for the last three years.

As you know, Q3 and Q4 are seasonal for WMS. We typically do – sequentially we build our business from Q1 through Q4, Q3 didn’t see the normal demand midway through the quarter that we would normally see and as a result, we instituted some significant cost containment measures and as a result we were able to contain a lot of that margin. But it’s, this is tough sledding out here right now and although we’re seeing glimpses of hope and rays of sunshine in certain markets, we certainly weren’t comfortable with the fact that the Street was expecting a 13% to 14% up tick next year in our revenues.

And based on what we see today, there’s no single catalyst that we would sense that would drive us to that kind of success rate next year. So we wanted to get that out on the table sooner than later.

<Q – Joseph Greff – JPMorgan Securities LLC>: Thank you.

<A – William Pfund – Vice President-Investor Relations>: Okay.

Operator: Our next question comes from the line of Steve Wieczynski with Stifel, Nicolaus. Please proceed.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Yeah. Good afternoon, guys.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Hey, Steve.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: First, on your guidance, basically your guidance for 2012, you’re assuming that operator spending does not improve but does that include any new markets that you have built in there at this point?

<A – Brian Gamache – Chairman & Chief Executive Officer>: We’ll go through that in further detail but to answer your question, no, we’re not counting on any new markets. I believe there might be a little bit of Italy in there but I think that for the most part we’re not assuming any new market openings. It’s really flat demand and us continuing to drive penetration internationally and domestically as well as our gaming operations business and margin improvement. That’s where you’re going to see the up ticks.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Okay, got you. And then second question, bigger picture question, I mean, a couple of, I mean almost a year ago we were talking about potentially a 30% operating margin and is that still in question here, and if so what kind of timing do you think if you ever get to that 30% mark?

<A – Brian Gamache – Chairman & Chief Executive Officer>: No, we’re not giving up on that 30%, Steve, and we just need some volume and with volume a lot of overhead gets distributed across that additional volume and when you see that – hopefully the up tick we have in Q4 with additional volume, it’s very important to our margins to have that additional capacity.

So, I believe that, I’m looking at fiscal ‘13 as being a turnaround year for the industry. I hope it comes sooner, I hope that we’re wrong and we have to reguide you down the road. But all the signs that we see right now are we’ll continue to grow, albeit not as quickly as we would hope and would like but we’ll continue to slug away here until the market does turn.

And we think that we’ve got a 107,000 Bluebird1s out there still in the field that are a meaningful replacement cycle for WMS that we have to continue to turn into a replacement cycle of our own. So, we think some of the innovations that we’re coming out with and some of these products that have been somewhat late in getting to market are going to make a big difference for our selling opportunities.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Okay, great. I appreciate the color. Thanks.

Operator: Our next question comes from the line of Carlo Santarelli with Wells Fargo. Please proceed.

<Q – Carlo Santarelli – Wells Fargo Advisors LLC>: Hey, guys. Thank you. One of the things I guess maybe if you guys could be a little bit more helpful and maybe a little more granular on is somewhat in the product sales segment. I know historically you’ve kind of broken out Bluebird xD as a portion in the mix and I noticed they were kind of lumped together in this quarter. Is it still safe to assume that the xD is running at a subpar margin to the rest and that that might be still showing up in that segment as of now?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: Yeah, I think the percentage unit that were Bluebird this quarter – I’m sorry Bluebird xD this quarter was just over 20% and it is still at a little bit lower margin than the Bluebird2 product, although we did close the gap a little bit....

<A – Brian Gamache – Chairman & Chief Executive Officer>: We’ve made significant progress.

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: From where we started on.

<A – Brian Gamache – Chairman & Chief Executive Officer>: From where we started in Q1 and we’re going to continue to get closer in Q4. It’s probably going to be parity, now, Carlo in Q1, I’m guessing.

<Q – Carlo Santarelli – Wells Fargo Advisors LLC>: Okay, great. And then I had one quick followup, can you guys kind of update us on the status of maybe where things stand in Italy in terms of approvals and everything else and maybe when we could start to see revenues accelerate from there?

<A – Orrin Edidin – President>: Sure, we’ve made our initial submissions into our concessioners and looking to begin a field trial probably around early June and get that going and once that’s completed, we’ll be able to start making actual operational placements.

<Q – Carlo Santarelli – Wells Fargo Advisors LLC>: Great. Thanks, fellows.

Operator: Our next question comes from the line of Mark Strawn with Morgan Stanley. Please proceed.

<Q – Mark Strawn – Morgan Stanley & Co., Inc.>: Hi. Quick question on R&D, it looks like R&D is going to come in well below the initial guidance levels. What does that reflect, and should we interpret that as a read through to future market share?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: Well, I think we gave guidance at the beginning of the year that we’d expected to spend about 15% of our revenues in R&D and nine months to-date we’re just at about that number, I think we’re at 14.7%, 14.8%. So, it’s slightly lower than that. So we’re not backing away from any of the innovative projects that we have going on but we are attempting to manage our expenses to the level of revenues that we have.

<Q – Mark Strawn – Morgan Stanley & Co., Inc.>: Okay. Just one quick follow-up on the revenue shift into April, was the shift more pronounced this quarter than perhaps you’ve see in past quarters or are you seeing a general trend if more?

<A – Brian Gamache – Chairman & Chief Executive Officer>: No, we typically would have a few units rolling over from quarter-to-quarter for a variety of reasons. Typically, it’s notifications and regulatory acceptance but this one was a significant miss and this was really a confluence as I said of all the things that could go wrong went wrong, some bad decision making on our part and we’ve learned from this and we’re going to move on.

<Q – Mark Strawn – Morgan Stanley & Co., Inc.>: Okay. So, it doesn’t reflect just operators buying towards the end of the quarter, a general trend there just like...

<A – Brian Gamache – Chairman & Chief Executive Officer>: Well, I do think there is, the quarter end compression is certainly there and that trend I think there’s been some conditioning of the operators to that effect but I wouldn’t say that that was the primary reason why our issues slipped into Q4. It was really more internal issues trying to accommodate a lot of last minute changes that we probably shouldn’t have accepted. Trying to do things within lead time and making promises that we probably shouldn’t have made. So, all those things baked into one caused us to stub our toe.

<Q – Mark Strawn – Morgan Stanley & Co., Inc.>: Okay. Thank you very much.

Operator: The next question comes from the line of David Katz with Jefferies. Please proceed.

<Q – David Katz – Jefferies & Co., Inc.>: Hi, afternoon. I have a few. First, the D&A in the quarter looked like it was a little bit higher and, Scott, I apologize if I missed it in your commentary, is that 18.4% a run rate we should be thinking about going forward or was there something in there?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: No, I think what you’re seeing is we started the year saying we were going to invest more in our gaming operations business to transition the sort of Bluebird1 base to Bluebird2 base and as we’ve now placed those games out in casinos, we have to start depreciating those assets. So, the depreciation is going to be at that higher level as we move forward.

<A – Brian Gamache – Chairman & Chief Executive Officer>: And we look at that as a good thing, David, because that again replenishes our footprint and it’s an annuity for the future years.

<Q – David Katz – Jefferies & Co., Inc.>: Right. Now that is sort of related to my second question which is, I’ll admit that I had a bit more growth in the participation and in the leased games than what the quarter reflected and I just wondered what color you can provide as it relates to the June quarter out into next fiscal year in terms of growing the actual installed base?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Well the fact that we were able to somewhat stabilize the footprint during the quarter was a good thing. I think that we really felt the punishment of keeping those games in the field too long without refreshes because of these productization and approvals and as a result a lot of those 700 games, as Scott described, were conversions as opposed to accretive in the footprint.

So I – we have two major tent poles that were in the participation business coming up, actually three, Battle Stations, we got the Pirate Battle and we have Leprechaun’s Gold that have essentially moved from Q2 and Q3 in our original fiscal ‘11 planning into Q4, Q1 and Q2.

So, you’re going to see the games that we launched in Q3 are going to help suffice through Q4 and the games we’re launching in Q4 are going to help build our footprint slightly and our average win per day should see a nice up tick over the next couple of quarters. So, you are going to see some accretion in the footprint and the rate over the next call it two quarters.

<Q – David Katz – Jefferies & Co., Inc.>: Okay, great. And then my last question, is you mentioned earlier on realigning some personnel as it relates to sort of sales and product. I’m familiar with obviously and many of us are probably familiar with those individuals, can you just explain sort of who’s going to be doing what and what the reporting structure is going to look like? Is that Rob and Dean reporting into Bob Carney or is that, are they peers, how does that structure work?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Rob and Bob will be peers. Dean will report in through the North American sales team and Ken will be the direct report into Orrin. Rob is we think one of the finest customer guys in our industry and so we want to use his talents in a way that get him away from some of the administrative things that we had him in and we want him to be the face of WMS to our customers.

Bob Carney is very good with the back of the house functions, forecasting, metrics, accountability and we need to get a more predictable, ratable shipment of our games done and Bob is the right guy to do that. So we believe and then with Dean who’s an expert in our network solutions.

We have three excellent sales leaders that give us the bench strength to go out and put them in the right roles, reconfigure our sales organization to maximize our opportunities particularly as this replacement cycle does turn. We want to have our guys in front of the customers more frequently and we believe this will allow us to do that.

<A – Orrin Edidin – President>: And I would just add on the product development and new product introduction side, Fred Gabbard our new Senior VP of Product Development Operations does report directly to me.

<Q – David Katz – Jefferies & Co., Inc.>: All right, and if I can just follow that up with one more quick one and then I’ll give somebody else a chance.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Sure.

<Q – David Katz – Jefferies & Co., Inc.>: On the manufacturing side, right, for a while there the trends were all pretty positive right and many of us had the opportunity to meet and forgive me, I forgot Patty’s last name, to do a factory tour with Patty before she left I guess a couple of years ago. How is sort of the team and the structure and all that sort of flowing at this point and do you feel like you have the right personnel in place on that side as well?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Patty’s been gone for a few years, but she...

<Q – David Katz – Jefferies & Co., Inc.>: No, I know.

<A – Brian Gamache – Chairman & Chief Executive Officer>: She left us a very solid foundation which to grow and I’m very confident in our manufacturing supply chain teams that they can deliver and execute. One of the challenges that we face now is they made so much progress that we have an industry leading two-week delivery time, okay, from order to delivery and that may be impeding some of our ratable efforts because we’re taking orders certainly later in the quarter than we probably should be at this point.

So, we’ve got to go back and revisit the timelines and the cut-off dates and making sure we’re staying within those guidelines to give everybody the best chance of success and delivering a quality product that exceeds everybody’s expectation.

So this is not symptomatic of any issues. I know there’s lot of people out there whispering, is this the WMS of 2000, 2001? No. This is a messy quarter that we’re going to get this behind us and we’re going to learn from it, and we’re going to get better and as a result, nobody’s more embarrassed about this than we are.

And we can sit here and beat ourselves up, or we can look forward and hopefully solve these problems and I think that the actions we’ve taken would illustrate that we’re moving quickly and aggressively to solve them and hopefully we’re not going to have to talk about this again.

<Q – David Katz – Jefferies & Co., Inc.>: Okay, very helpful. I appreciate it. Thanks.

Operator: Our next question comes from the line of Cameron McKnight with Buckingham Research Group. Please proceed.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Hi, Cameron.

<Q – Cameron McKnight – Buckingham Research Group, Inc.>: Hi, good afternoon, thanks. Just going back to guidance, you’ve guided for 3% to 7% revenue growth in fiscal ‘12 and stated that you’re expecting new unit demand to basically be flat and replacement demand to basically be flat. So, does that mean that the growth you’re expecting is coming through game ops?

<A – Brian Gamache – Chairman & Chief Executive Officer>: It’s going to come through greater market penetration. It’s going to come through gaming operations. It’s going to come through international penetration that – we’re having great success there. As we said, we shipped 39% of our product in the quarter to international destinations. Margin improvement, ASP and -

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: Network gaming.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Network gaming, right, online gambling revenues. So, we have a number of different new levers that we’re able to push now and we’re going to start to see the fruits of those investments here in the very near future.

<Q – Cameron McKnight – Buckingham Research Group, Inc.>: Okay, great. And then switching over to Italy, the units you’re putting out on trial in the next little while, are those units, is deployment of those units subject to their success in the trial i.e., can we be certain that some of those units will go out there at some point or is it contingent on the trial?

<A – Orrin Edidin – President>: Well, it is of course contingent on a successful field trial. We don’t anticipate any issues with that but we have to see how the field trial goes both from a technology standpoint and content performance standpoint and make any modifications that may be necessary but we don’t anticipate having any delays or disruptions coming through the field trial.

<Q – Cameron McKnight – Buckingham Research Group, Inc.>: Okay, so, and then just finally, the 700 or so new units that you recognized in the quarter, what was reflected in that number?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Excuse me, the 700 new participation units?

<Q – Cameron McKnight – Buckingham Research Group, Inc.>: New sold units.

<A – Brian Gamache – Chairman & Chief Executive Officer>: So we had....

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: Yeah, you mean which; those were both new openings and expansions.

<Q – Cameron McKnight – Buckingham Research Group, Inc.>: Yeah.

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: And the significant new openings were, we had an on-sale to our distributor in Maryland for the casino there that we were finally able to recognize the revenue because we – they were originally deferred. There’s a property Grand Falls Casino Resort and we made some shipments to yeah to the Grand Falls Resort and then we made shipments on the expansion market to a variety of different casinos both in Canada and in the U.S.

<Q – Cameron McKnight – Buckingham Research Group, Inc.>: Okay, great. Thanks.

Operator: Our next question comes from the line of Todd Eilers with ROTH Capital Partners. Please proceed.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Good afternoon, guys. Follow-up question on the gaming op side and the upgrading of the install base, can you maybe tell us how many units in your install base right now have been upgraded to the Bluebird2 versus Bluebird1 or maybe just give us the mix between the two? And then also can you maybe give us a sense for what the premium you’re getting on the Bluebird2 install base?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: Yeah. So at this point we have, I think about 25% of the install base is either Bluebird2 or Bluebird xD and we have a plan over the next couple years of how we’re going to be changing out based upon the themes that we’re introducing, the balance of the installed base up to the new technology. And the premium, it’s hard to quantify, Todd, just because you’re putting out both a new game in a new box and so it sort of gets exaggerated as a result of that.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Sure. Okay. No, that’s fine. How about the -

<A – Brian Gamache – Chairman & Chief Executive Officer>: To go back to your comment, Todd, we typically see a 20% up tick on a Bluebird2 for a Bluebird1 replacement on a base game, so if that gives you any guidance.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. All right and then one final question if I might, on the international side, you mentioned which markets were doing well, any big new openings in that? I guess, maybe Galaxy, Cotai, were those shipments in there, any sort of color would be helpful on that side? Thanks.

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: No, we did not have that in this last quarter. So, internationally I don’t believe there were any significant, well there were no significant new openings this quarter.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. Thanks, guys.

Operator: Our next question comes from the line of David Bain with Sterne, Agee. Please proceed.

<Q – David Bain – Sterne, Agee & Leach, Inc.>: Great, thanks. Guys, are there any new marketing initiatives on the horizon that could change demand for you specifically, I guess I’m referring to any potential changes in rebate pricings for Bluebird1 or even network gaming, bundling that for a couple weeks to sell some banks?

<A – Brian Gamache – Chairman & Chief Executive Officer>: We had an initiative that we put out there, basically an obsolescence plan for our Bluebird1 that will be discontinued in the next several quarters. So if our consumers do want to receive salvage value for that, they’re gong to have to act sooner than later. We’re not going to service that product beyond the coming year. So, other than that there hasn’t been any significant marketing initiatives regarding the pricing or the bundling.

<Q – David Bain – Sterne, Agee & Leach, Inc.>: Okay, and then just on the game ops front, can you give us any kind of back of the envelop trend for some of your larger titles like Wizard of Oz versus some of the newer ones like Great and Powerful Oz, GODFATHER, the video Price is Right, speaking in terms of performance?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: Yeah, well again, anytime you’re putting out a new game, you’re typically going to get a higher revenue per day than on an older game. So some of the, we still have some of the original Wizard of Oz games out there and they’re still doing fine in terms of overall revenue but they’re not doing near as fine as they did when they initially went out. The Great and Powerful Oz, we launched that in the, I’ll say late in the December quarter and that game’s done very well for us and doing numbers that are sort of close to where the original Oz got to at one point in time.

So there’s, as you can imagine, we give you one number, right, which was the average for all of the install base out there but there are clearly some products that are performing at a higher level and I think the fact that we’ve been able to grow the percentage of our units that are coin-in, which is the highest revenue per day number and also the highest gross profit dollar contribution.

<A – Brian Gamache – Chairman & Chief Executive Officer>: And most challenging to place.

<A – Orrin Edidin – President>: And they have to perform at the highest trade-in in order to keep their place on the floor. So, my point is the fact that we’ve been able to grow that installed base over the last couple of years I think demonstrates that we’ve got high earning product out there that people want to get out on the floor.

<Q – David Bain – Sterne, Agee & Leach, Inc.>: Okay, great. Thank you.

Operator: Our next question comes from the line of Chris Woronka with Deutsche Bank. Please proceed.

<Q – Chris Woronka – Deutsche Bank Securities, Inc.>: Hey, good afternoon, guys.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Hello, Chris.

<Q – Chris Woronka – Deutsche Bank Securities, Inc.>: Just back if you think in this past quarter if there’s any issue of operators maybe just going for lower priced machines whether that’s a function of who’s buying or something else whether it’s a budget issue, just your sense, was that for the whole industry do you think that might have been the case or is this something more exogenous than that?

<A – Brian Gamache – Chairman & Chief Executive Officer>: No, I don’t think that again, we’ve been through the cycles of this over the past 11 years since I’ve been here, Chris, where there are price points entered into the market but it doesn’t work with the content the, pay back on these machines is so quick and it’s such a huge return on invested capital and it’s going to be out there for a period of six or seven years. They’re better off paying up for quality content and really what they’re doing is buying a stream of content, they’re not buying a machine.

And so when they buy one of our games they’re really buying a promise of content that’s going to suffice that investment over the next five, six, seven years and they’re buying four additional refreshes behind it.

So it’s a, I really don’t think price – now I do think that there is some price sensitivity out there with certain customers in certain parts of the country and again we’re a competitor, we’re not sitting here ignoring those things but we are sticking to our guns and we believe that our content is more important than our price.

<Q – Chris Woronka – Deutsche Bank Securities, Inc.>: Okay, understood. Thanks.

Operator: At this time there appear to be no further questions registered. I will now turn the call back to you for any closing remarks.

Brian R. Gamache, Chairman & Chief Executive Officer

Well thank you operator and thank you all for joining us today. We look forward to sharing with you our June results on our August call.

Product names mentioned are trademarks of WMS, except for the following:

THE LORD OF THE RINGS © 2011 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Tolkien Enterprises under license to New Line Productions, Inc.

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. © 2011 FremantleMedia North America. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (11).